Exhibit 10.13

Confidential	EXECUTION VERSION

COMMERCIALIZATION AND SUPPLY AGREEMENT

This Collaboration and Supply Agreement (this “Agreement”) is made as of June 16, 2011 (the “Effective Date”) by and between Elevance Renewable Sciences, Inc., a Delaware corporation having its principal office at 175 E. Crossroads Parkway, Bolingbrook, Illinois 60440 (“Elevance”), and Clariant International AG organized under the laws of Switzerland, with its principal offices at Rothausstrasse 61, CH-4132 Muttenz, Switzerland (“Clariant”).

WHEREAS, Clariant is active in developing, manufacturing, marketing and distributing specialty chemicals for industrial and consumer products;

WHEREAS, Elevance is active in developing and manufacturing modified natural oil- based products that can be made in a variety of forms including oils, blends, waxes and emulsions;

WHEREAS, Elevance has provided to Clariant or Affiliates of Clariant certain materials for analysis in connection with potential use in certain product applications;

WHEREAS, Elevance desires to enter into collaboration for the supply to Clariant of certain materials to be used in connection with commercial applications solely for use in connection with lubricants for chlorinated vinyl thermoplastics and with respect to the filing of certain intellectual property rights relating thereto; and

WHEREAS, Elevance and Clariant have agreed the collaboration for the specified field outlined in this document as a starting point to further the cooperation between the two companies, and that it is the intent of both parties to expand beyond this starting point to jointly expand such field and scope to other plastic areas using this Agreement as the cornerstone, subject to mutual agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Elevance and Clariant hereby agree as follows.

1. Defined Terms.

Terms used herein with initial capital letters shall have the respective meanings set forth below in this Section 1 or as specified in the Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except where expressly limited or otherwise stated to the contrary, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa. All costs and prices shall be in US dollars if not otherwise indicated.

1.1 “Affiliate” means, with respect to a Party, a legal entity that Controls, is Controlled by, or is under common Control with such Party.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

1.2 “Buyer” means Clariant or an Affiliate of Clariant that purchases Elevance Products pursuant to this Agreement.

1.3 “Clariant Product” means [***] either in unaltered form or as part of a product formulation [***] that are sold and directly marketed by Clariant or a Clariant Affiliate into, and formulated for use in, the Field under Clariant’s own trademark.

1.4 “Confidential Information” means (a) any confidential business information (including confidential information related to a Party’s or its Affiliates’ products, formulas, compositions, experimental work, customers, clients or suppliers) or other proprietary, confidential or non-public information of a Party, its Affiliates or its or their directors, officers, employees, or customers or third parties to whom it owes a duty of confidentiality, and (b) the terms of this Agreement.

1.5 “Control” (including with correlative meanings, the terms “Controlling,” and “Controlled by” and “under common Control with” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of fifty percent (50%) or more of the voting stock of such entity shall be deemed to be Control.

1.6 “Elevance Product” means [***].

1.7 “Elevance Product Price” means, with respect to a particular Elevance Product, the price to Clariant for such Elevance Product as set forth on Exhibit C.

1.8 “Executive Team” means a governance group of one (1) commercial representative from each of Elevance and Clariant that shall have responsibility for strategic decisions related to this Agreement and that shall act as primary points of contact with respect to the Agreement as a whole and as the initial escalation contacts with respect to any dispute hereunder.

1.9 “Field” means [***].

1.10 [***] meeting the Product Specifications set forth in Exhibit B.

1.11 “Indemnified Patent” means a patent issued or patent application in any of the following countries or jurisdictions: the United States, the European Union, Japan, India, South Korea, China, Taiwan, Australia, Canada, and Brazil.

1.12 “Intellectual Property” means inventions, patents, patent applications, patent disclosures, innovations, improvements, formulae, materials, compositions, original works of authorship, software, databases, developments, concepts, methods, trade secrets, designs, trademarks, trade names, analyses, drawings, reports and all similar or related information or developments (whether or not patentable or registrable under copyright, trademark or similar laws) and all intellectual property rights and similar rights therein under any jurisdiction in the world.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

1.13 “Minimum Volumes” means the minimum purchase commitment of Clariant for Elevance Products in a particular annual period as specified on Exhibit A.

1.14 “Non-analysis Agreement” means that certain Non-Analysis Agreement entered into by and between Clariant Corporation, an Affiliate of Clariant, and Elevance, dated as of October 14, 2009.

1.15 “Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement entered into by and between Elevance and Clariant Corporation dated as of February 10, 2010.

1.16 “Party” means either Elevance or Clariant.

1.17 “Patent Filing Date” means the date on which Clariant first files a patent application on the Permitted Claims, not to be later than three (3) weeks after Effective Date of this Agreement.

1.18 “Permitted Claims” means claims for the use of [***] in product applications in the Field, but specifically excludes any claims for the process of [***].

1.19 “Product Specifications” means the specifications for each Elevance Product as set forth in Exhibit B.

1.20 “REACH” means the Regulation (EC) No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals.

1.21 “Sample” means the Elevance sample(s) provided to Clariant Corporation or any Affiliate of Clariant under the Non-Analysis Agreement.

1.22 [***] meeting the Product Specifications set forth in Exhibit B.

1.23 “Term” means the period from the Effective Date through the expiration or termination of this Agreement in accordance with Article 12.

1.24 “Testing Methods” means those methods of testing the Elevance Products to conform that they conform to the applicable Product Specifications, as set forth in Exhibit B.

2. Intellectual Property.

2.1 Existing Agreement. Clariant acknowledges and agrees that the Non-Analysis Agreement prohibits the publication in any Intellectual Property right filing of any information associated with the Sample, the results of any tests or evaluations conducted by Clariant, or any information or materials of Clariant derived from the Sample. In consideration of the Parties entering into this Agreement, and subject to the terms and conditions of this Agreement, Elevance shall release Clariant from the prohibition on publication to permit Clariant and/or a Clariant Affiliate to make a patent filing solely as set forth in Section 2.2 below.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

2.2 Patent Filing. Elevance hereby consents to Clariant making a patent filing based on Clariant’s evaluation of the Sample in the Field solely with respect to the Permitted Claims. Prior to making any patent filing, Clariant shall disclose to Elevance the patent application comprising the Permitted Claims in order to permit Elevance to verify that the patent application is limited to the Permitted Claims and to give Elevance a reasonable opportunity to review and comment on such application. Elevance shall treat such applications and related documents as Confidential Information, except for such information in such applications and related documents that was known to Elevance prior to disclosure by Clariant and provided that any such information that is subsequently disclosed in a published patent application shall ceases to be Confidential Information. Clariant shall not make any patent application filing with respect to the Permitted Claims (whether an initial application, a subsequent application, any foreign counterpart application, or otherwise) without first obtaining the prior written consent of Elevance, such consent not to be unreasonably withheld, conditioned, or delayed. The Parties shall coordinate and cooperate in good faith to identify the data, technical information and other details necessary to support Clariant’s patent application with respect to the Permitted Claims. Clariant shall make a patent filing with respect to the Permitted Claims no later than three (3) weeks after the Effective Date of this Agreement. For the avoidance of doubt, Clariant may disclose certain information related to and limited to the evaluation of the Sample solely as necessary to seek patent protection for Permitted Claims included in a patent application, in which case such information shall no longer be deemed Confidential Information.

2.3 Restriction on Seeking Additional Intellectual Property Protection. Clariant shall not have the right to apply for, in any patent application, any claims or patentable subject matter or other Intellectual Property rights not included in the Permitted Claims, and Clariant shall continue to be bound by the Non-Analysis Agreement with respect to all claims, publications and disclosures except those included in the Permitted Claims. Clariant hereby agrees, on behalf of itself and will procure its Affiliates, which have or had access to the Sample, [***] or information derived therefrom, to be bound to the provisions of the Non-Analysis Agreement notwithstanding the fact that the Non-Analysis Agreement was entered into by an Affiliate of Clariant. Except as expressly permitted in Section 2.1, Clariant shall not include in any publication or patent application or filing for protection of Intellectual Property rights, any information associated with the Sample, [***], the results of any tests or evaluations conducted by Clariant with respect to the Sample, [***] or any information or materials of Clariant derived from the Sample, in whole or in part, directly or indirectly, without the express written authorization of Elevance. After the filing of the patent application as set forth in Section 2.2 in the event that any claim in the patent application is found to be outside the Permitted Claims, the rights to any such claim outside the Permitted Claims will be held exclusively by Elevance and Clariant hereby grants and shall grant to Elevance an exclusive, worldwide, perpetual, irrevocable, royalty-free, transferable, license, with the right to sublicense, to use, make, have made, sell, offer to sell, import, export, or otherwise transfer any products in any field other than the Field, made under, or covered by, any such patent or patent application. Clariant may request, and Elevance shall not unreasonably refuse, to negotiate rights to such claim with Elevance, but Clariant shall not have any right to exercise any rights with respect to such claim unless and until any such rights are granted by Elevance. The foregoing shall not in any way be construed, deemed, or argued to be an approval by Elevance of a right of Clariant to seek protection or patenting of claims other than Permitted Claims or to otherwise permit Clariant to deviate from the required procedures for making a patent application and for seeking Elevance approval and comment as set forth in Section 2.2.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

2.4 Additional Patents and Projects. If, as a result of its analysis under the Non-Analysis Agreement or its permitted activities under this Agreement, Clariant identifies additional claims or potential Intellectual Property rights relating to or derived from the Sample or from the [***] supplied hereunder in addition to the Permitted Claims and Clariant desires to seek patent protection for such claims or Intellectual Property rights, Clariant may provide notice thereof to Elevance, but shall not provide any information in connection therewith without first obtaining the approval of Elevance. To the extent any such information is not covered as Elevance confidential information under the Non-Analysis Agreement and was not known to Elevance prior to disclosure by Clariant hereunder, Elevance shall treat such information and any related documents as Confidential Information. To the extent any such information is governed by the terms of the Non-Analysis Agreement as information derived from the Sample, [***] for which Clariant owes Elevance a duty of confidentiality, Clariant shall hold such information in confidence in accordance with the terms of the Non-Analysis Agreement. The Parties shall thereafter engage in good faith negotiations to add such additional claims and/or Intellectual Property rights to the scope of this Agreement through a written amendment hereto, subject to mutually agreeable commercial terms related to product supply, volume commitments, commercial milestones, royalties or other compensation, and such other commercial and legal terms as may be applicable with respect to such claims and/or Intellectual Property rights and corresponding products to be supplied by Elevance and/or commercialized by Clariant; provided, however, that notwithstanding the foregoing, Elevance shall have the unilateral right to accept or reject any proposal by Clariant in its sole discretion.

2.5 Sampling of Customers. Clariant or its Affiliates shall not provide samples of any Elevance Product without first obtaining Elevance’s consent; provided, however, that Clariant and its Affiliates may provide such samples without first obtaining Elevance’s consent to any third party that is bound by a written agreement as attached as Exhibit F with Clariant or its Affiliates. If Clariant is unable to secure a written agreement with a third party to which Clariant would like to provide samples of an Elevance Product, Clariant may provide notice thereof to Elevance and the Parties shall consider in good faith any alternative mechanisms to ensure the protection of the Parties’ respective rights, interests, actual and potential Intellectual Property rights, and commercial plans and objectives. For the avoidance of doubt Clariant will not be obligated to disclose customer names, addresses or other details under any circumstances.

2.6 Background Intellectual Property Rights. In case the Permitted Claims filed by Clariant in the Field are dependent on any Elevance-owned or licensed Intellectual Property rights related to the composition or use of Elevance Product or any process to [***], Elevance agrees to not enforce such Intellectual Property rights against Clariant, its Affiliates or its customers in connection with the production or sale of any Clariant Product in the Field that includes any Elevance Product.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

3. Supply and Purchase of Elevance Products.

3.1 Clariant Purchase Obligation and Resale Restrictions. Except as may be prohibited by applicable law in any particular jurisdiction, Clariant shall not intentionally, directly or indirectly, use, resell or distribute Elevance Products (whether alone or in combination with other products, or as a component of another product) or product that is formulated or derived from Elevance Products outside of the Field. Elevance acknowledges and agrees that a possible use of the Elevance Products in the value added chain cannot be controlled by Clariant and/or its Affiliates; provided, however, that, to the extent permitted by applicable law in any particular jurisdiction, (a) if Clariant becomes aware of any downstream use, sale or distribution of the Elevance Products or product derived from Elevance Products outside of the Field by any person or entity, Clariant shall promptly provide notice thereof to Elevance, and (b) Clariant shall, upon Elevance’s request, cease the sale or distribution of any Elevance Products or product derived from Elevance Products (in each case whether alone or in combination with other products, or as a component of another product) to any person or entity that is, directly or indirectly, using, selling or distributing such Elevance Products outside of the Field. For avoidance of doubt, the foregoing restrictions and obligations shall not apply in any jurisdiction to the extent complying with the same is prohibited by any applicable competition, antitrust, or other law in such jurisdiction.

3.2 Minimum Purchase Obligation. Beginning on the Patent Filing Date, Clariant and/or its Affiliates shall use commercially reasonably efforts to purchase the Minimum Volumes set forth on Exhibit A from Elevance for the corresponding period from the Patent Filing Date specified on Exhibit A and Elevance shall use commercially reasonable efforts to supply such Minimum Volumes. No later than [***], the Parties shall meet through their respective Executive Team members to discuss and agree upon the Minimum Volumes to be in effect after [***]. In determining the Minimum Volume commitment for periods after [***], the Parties shall assess and consider the market acceptance for Elevance Products and/or Clariant Products in the Field, with an anticipated target for Clariant to achieve a significant market share within the Field by the third anniversary of the Patent Filing Date.

3.3 Buyer Forecasting. By the first day of each calendar quarter after the Patent Filing Date, Buyer will provide to Elevance forecasts of its anticipated requirements for the Elevance Products for the following twelve (12) months (on a rolling twelve (12) month basis), with a month-by-month breakdown. Elevance shall use commercially reasonable efforts to supply to Buyer volumes of Elevance Products based on such forecasts, but Elevance shall not be obligated to supply forecasted amounts in any month that exceed one-sixth (1/6) of the average volume of Elevance Products for the prior twelve (12) month period; provided that Elevance shall use commercially reasonable efforts to meet such forecasted amounts in excess of such average volumes if Buyer provides at least sixty (60) days prior written notice to Elevance. Forecasts are a good faith estimate of Buyer’s requirements for planning purposes only and are not a commitment to purchase by Buyer until such time as Buyer issues a purchase order for the Elevance Products. Elevance shall not unreasonably refuse or delay acceptance of purchase orders that are consistent with and/or meeting reasonable commercial principles, including adhering to the forecast provisions set forth above. Elevance shall use commercially reasonable good faith efforts to meet the forecasted volumes and the Parties shall communicate regularly regarding Buyer’s anticipated and actual requirements for Elevance Products. Orders that are not supplied, not accepted or that are refused by Elevance but that are consistent with and/or meeting acceptable commercial principles and terms, including adhering to the forecast provisions set forth above, product specifications, shipment delivery lead time, pricing targets and expectations, etc; shall be deemed to have been purchased and shall be counted towards Minimum Volumes.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

3.4 Product Specifications. The Elevance Products shall be delivered in accordance with Section 5.1, and shall conform to the Product Specifications in Exhibit B.

4. Pricing and Payment.

4.1 Price of Elevance Products. Buyer will purchase Elevance Products at the corresponding Elevance Product Prices agreed to by the Parties, which prices shall be set forth in Exhibit C upon agreement of the Parties and shall be subject to adjustment as set forth in Exhibit C. Elevance Product Prices for all orders shall be the price in effect at the time of the purchase order and will, independent of the applicable Incoterm, include the packaging and/or transportation costs specified in Exhibit C if any. For purchases beyond the initial [***] of Elevance Product, which shall be provided by Elevance to Clariant at the agreed price in Exhibit C the Parties shall work in good faith to determine and agree to appropriate pricing structure during the joint business planning phase of the collaboration. The Parties shall agree on this pricing structure no later than three (3) months after the Effective Date of this Agreement and is anticipated to result in a long term Elevance Product Price targeted at [***] US$/kg, but in any event such price shall not exceed the price bands as per Exhibit C (based on FOB, Incoterms 2010) at full commercial scale, where full commercial scale is projected to be overall production of [***] MT of Elevance Product per year split into monthly purchases in accordance with the forecasting and ordering provisions specified herein; provided that the Parties acknowledge and agree that the price bands set forth in Exhibit C reflect certain assumptions regarding soy bean oil prices and that such bands will shift based on changes in soy bean oil prices, which the Parties shall further discuss during the business planning phase. If the Parties are unable to agree upon pricing for Elevance Products by no later than three (3) months after the Effective Date of this Agreement, Elevance shall be granted a license as described in Section 6.1.

4.2 Invoice Payment. Buyer shall make payment in United States dollars for the Elevance Products net at forty-five (45) days after bill of lading date of the applicable Elevance Products to Buyer to the account specified below.

Bank Name:	[***]
Address:	[***]
ABA:	[***]
Account Name:	[***]
Account #:	[***]

5. Delivery of Elevance Products.

5.1 Delivery Terms. Shipping terms for Elevance Product shall be as set forth in Exhibit C. The Incoterm designated for this transaction will be CFR (Incoterm 2010).

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

5.2 Product Weights and Analysis. The weights and analysis of the Elevance Products delivered to Clariant will be the load-out weights and analysis as determined by Elevance or its designee, unless in obvious error.

5.3 Purchase Orders. Subject to Section 3.3, Buyer shall make all requests to deliver a quantity of the Elevance Products only by written purchase order issued by Buyer to Elevance at least sixty (60) days in advance of the requested shipment date. On each purchase order, Buyer shall specify: (a) the quantity of the Elevance Product(s) to be delivered by Elevance to Buyer; and (b) the proposed delivery dates, with such dates to be finalized by the Parties at least forty-five (45) days in advance of actual delivery dates. Notwithstanding anything herein to the contrary or based upon general commercial usage or custom, the terms and conditions of this Agreement will govern all Elevance Products sold by Elevance to Buyer during the term of this Agreement and the terms and conditions of any purchase order issued by Buyer or invoice or order acknowledgement issued by Elevance will not alter, amend, or override this Agreement. In the event of any conflict between any term or condition of this Agreement, on the one hand, and any term or condition of any purchase order, order acknowledgement or invoice, on the other hand, the applicable term or condition of this Agreement shall control, and the Parties may not amend this Agreement through any purchase order, order acknowledgement or invoice.

6. Failure to Meet Clariant Requirements.

6.1 Consequence of Failure. If, at any time during the Term, Clariant and its Affiliates (except in cases of excused performance pursuant to Section 13 or failures resulting from Elevance failure to supply Elevance Product hereunder in accordance with its obligations to meet forecasted amounts) or to the extent resulting from Elevance negligence or willful misconduct, fails to meet the Minimum Volume purchase requirements for purchase of Elevance Products set forth in Exhibit A for the time period specified in Exhibit A then Clariant shall in each case have a period of thirty (30) days to propose a remedy to the Executive Team and, if the Executive Team (by mutual agreement of the Parties) agrees to the proposed remedy or if the Parties mutually agree to an alternative remedy in such thirty (30) day period, then Clariant shall have an additional thirty (30) days to implement the agreed-upon remedy and remedy its failure. If Clariant fails to remedy such failure within the additional thirty (30) day period in the preceding sentence or if the Parties (through the Executive Team) fail to mutually agree upon a remedy in the initial thirty (30) day period notwithstanding commercially reasonable efforts to do so, then, Elevance will have the right to exercise rights under the license granted in Exhibit G (which rights may subsequently be set forth in a further separate license agreement in accordance with Exhibit G in respect to any patent or patent application issued or filed with respect to the Permitted Claims. For the avoidance of doubt, the right to exercise such license shall be the only remedy Elevance shall have in the event of occurrence of the above mentioned circumstances. In addition, if the Parties are unable to agree upon new Minimum Volume commitments to be in effect for periods after [***], if the Parties elect not to renew or extend the Agreement (or are unable to agree to an extension or renewal) as set forth in Section 12.1 upon the expiration of the then-current term of the Agreement, or if Elevance elects not to take ownership of any patent or patent application as set forth in Section 6.2, then Elevance will have the right to exercise rights under the license granted in Exhibit G in respect to any patent or patent application issued or filed with respect to the Permitted Claims; provided that Elevance cannot exercise such license rights until a condition in either of the preceding two sentences is met. To the extent the Parties

Confidential	EXECUTION VERSION

dispute whether any such condition has been met, the Parties shall address such dispute through the procedures specified in Article 14 and any exercise of the license prior to the time the matter is resolved shall be at Elevance’s risk.

6.2 Clariant Abandonment of Marketing. If Clariant decides to cease marketing of (or development of markets for) Clariant Products hereunder, Clariant shall provide notice thereof to Elevance. In addition, if it appears to Elevance that Clariant has ceased marketing of (or development of markets for) Clariant Products or has materially minimized its marketing (or development of markets) efforts, Elevance may seek assurances from Clariant that it intends to continue with such marketing (or development of markets). If Clariant (a) provides notice of cessation of marketing (or development of markets) to Elevance, (b) responds to an Elevance notice with an indication that it does not intend to continue marketing, or (c) exercises its right to terminate this Agreement pursuant to Section 12.2, then Clariant shall, at Elevance’s option, assign to Elevance its entire right, title and interest in and to, any and all patents and patent applications that include Permitted Claims and shall transfer copies of all prosecution files, invention disclosures and inventor notes, and other materials as necessary for Elevance to assume the ownership, prosecution, maintenance, and enforcement of such patents and patent applications. In consideration of the foregoing, Elevance shall reimburse Clariant for all of Clariant’s or its Affiliates’ documented, third party, out-of-pocket costs incurred in connection with or relating to the patent or patent applications, in particular in connection with filing and maintaining any such patents and patent applications, including attorney’s fees, filing fees, and maintenance fees. If there is any dispute as to whether Clariant has abandoned marketing for purposes of this Section 6.2 the Parties shall escalate the dispute pursuant to the procedures specified in Article 14. If Elevance elects not to take assignment of any such patents or patent applications as set forth in this Exhibit G. Elevance shall be entitled to exercise the license rights set forth in Exhibit G with respect to such patent and patent applications, but such license shall be an exclusive license and Elevance shall reimburse Clariant for all of Clariant’s or its Affiliates’ documented, third party, out-of-pocket costs incurred in connection with or relating to the patent or patent applications, in particular in connection with filing and maintaining any such patents and patent applications, including attorney’s fees, filing fees, and maintenance fees. Notwithstanding the foregoing and for the avoidance of doubt, Clariant is not obligated to maintain and uphold any such patents or patent applicants. If Clariant decides to cease the marketing of (or development of markets for) Elevance Products hereunder, Clariant shall, upon Elevance’s request, not unreasonably refuse to sell its customer data in respect of the Elevance Products on mutually agreed terms.

6.3 Clariant Abandonment of Patents. If Clariant decides to abandon any issued patent or patent application that includes Permitted Claims, Clariant shall provide notice thereof to Elevance. Upon such notice, Elevance shall have a period of thirty (30) days to elect to have Clariant assign its rights in any such patent or patent application to Elevance. If Elevance elects to have Clariant so assign its rights, then Clariant shall, upon Elevance’s notice, assign to Elevance its entire right, title and interest in and to, any and all such patents and patent applications that include Permitted Claims and shall transfer copies of all prosecution files, invention disclosures and inventor notes and other materials with respect to such Permitted Claims, patents, and patent applications, in each case to the extent reasonably necessary for Elevance to assume the ownership, prosecution, maintenance, and enforcement of such patents and patent applications. Elevance shall be responsible for costs incurred with respect to any such

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patent or patent application from the date of assignment, but shall not be required to reimburse Clariant for any costs or expenses incurred in connection with prosecuting, filing, maintaining or enforcing any such patents and patent applications incurred by or on behalf of Clariant prior to the date of assignment. Upon assignment of any such patent or patent application, Elevance shall grant to Clariant a worldwide, perpetual, irrevocable, royalty-free, transferable, nonexclusive license, with the right to sublicense, to use, make, have made, sell, offer to sell, import, export, or otherwise transfer any Clariant Products in the Field, made under, or covered by, any such patent or patent application. Such license shall automatically be exercisable upon assignment. In addition, to allow Clariant to exercise such license, Elevance shall not refuse to supply Elevance Products to Clariant and/or its Affiliates on mutually agreed upon commercially reasonable terms and shall not unreasonably withhold or delay acceptance of purchase orders.

7. Regulatory Compliance.

7.1 Product Registrations. Elevance has obtained necessary chemical inventory or other registrations or authorizations for Elevance Products for the countries and regions designated under “Registrations Obtained” in Exhibit E for the corresponding volumes set forth therein. Elevance shall use commercially reasonable efforts to obtain necessary chemical inventory or other registrations or authorizations for Elevance Products for such countries and regions designated under “Registrations to be Obtained” in Exhibit E for the corresponding volumes set forth therein. Notwithstanding anything to the contrary in this Agreement, Elevance shall not be required to supply Elevance Products to any countries or regions not specified in Exhibit E. If Clariant identifies additional countries or regions not included in Exhibit E to which Clariant would like Elevance to ship Elevance Products, Clariant may provide notice thereof to Elevance, and the Parties will reasonably cooperate and coordinate to seek registrations or authorizations in Elevance’s name as necessary for Elevance to ship Elevance Products to the applicable country or region. Clariant shall obtain, at its expense, all other necessary chemical inventory or other registrations or authorizations to sell, export, import, process, or use for commercial purposes the Clariant Products in all countries or regions into which Clariant sells the Clariant Products. The Parties shall coordinate and cooperate with respect to regulatory filings for registrations and authorizations for their respective products to minimize overlap and duplication of fees and efforts and to seek registrations and authorizations in the name of the Party best-positioned to utilize the applicable registrations and authorizations under this Agreement and across its business generally. In order to assist Elevance in its regulatory compliance program and without limiting anything in the foregoing, Clariant shall promptly notice Elevance of each country or jurisdiction into which Clariant exports, sells, or distributes any Elevance Product or Clariant Product.

7.2 Other Regulations. Elevance and Clariant agree that the supply of raw materials, labels, safety data sheets and packaging components, the manufacturing and processing of the Elevance Products and Clariant Products, the transportation of the Elevance Products and Clariant Products, as well as the marketing of the Clariant Products, will be carried out in full compliance with all applicable national, federal, state and local laws and regulations including health, safety and environmental laws and regulations, and that it is each Party’s responsibility to see that full compliance is maintained in performing its respective duties under this Agreement and with respect to its products. The Parties shall develop a regulatory compliance plan with

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respect to the Elevance Products and the Clariant Products and shall communicate with one another throughout the Term with respect to the implementation of such plan and the Parties’ respective compliance actions and responsibilities. Proper disposal of all waste as required by applicable law is specifically included as part of each Party’s duty under this Agreement.

7.3 REACH. Elevance has evaluated the Elevance Products under REACH and has concluded that the Elevance Products do not require registration because of polymer and naturally occurring exemptions provided under REACH. Elevance shall comply with REACH. Elevance has appointed and will maintain an Only Representative (OR) within the meaning of REACH to the extent necessary to comply its obligations under REACH for the Term of this Agreement.

8. Confidential Information.

8.1 Duty of Confidentiality. Each Party acknowledges that it may acquire Confidential Information of the other Party in connection with its performance of its obligations set forth in this Agreement. Any Party disclosing Confidential Information hereunder shall clearly mark such Confidential Information using words such as “confidential” or “proprietary” or other words clearly indicating its confidential nature and, with respect to Confidential Information disclosed orally, shall provide a written summary of such Confidential Information and confirm the confidential nature of any such Confidential Information in writing within thirty (30) days of its disclosure. Each Party shall hold all Confidential Information of the other Party in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type (but in no event using less than a reasonable degree of care), and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except, if necessary, in furtherance of performing its obligations under this Agreement and only to the extent they need to know; provided, however, that each Party (a) may disclose Confidential Information to its Affiliates and to its and their attorneys, accountants and other confidential advisors who need to know such information for the purpose of assisting such Party in connection with the transactions contemplated herein or the subject matter hereof that are bound by a duty of confidentiality of even scope herewith, and (b) disclose the terms and conditions of this Agreement and any pricing or financial information related hereto to a purchaser or potential purchaser that is not a competitor of the other Party seeking to purchase all or substantially all of the business of such Party to which this Agreement relates provided that the purchaser or potential purchaser is bound by a duty of confidentiality of even scope herewith and provided further that if the purchaser or potential purchaser has any ownership interest in a competitor, such purchaser or potential purchaser shall be prohibited from disclosing the terms and conditions of this Agreement and any pricing or financial information to such competitor. The receiving Party shall not use Confidential Information received from the disclosing Party without the consent of the disclosing Party for acquiring any Intellectual Property rights, which consent may be granted or withheld in the disclosing Party’s sole discretion.

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8.2 Exclusions. Confidential Information shall not include information if and to the extent the receiving Party can prove such information:

(a)	is or becomes known to the public other than by disclosure by the receiving Party in violation of this Agreement;

(b)	was known to the receiving Party previously, without a duty of confidentiality;

(c)	was independently developed by the receiving Party outside of this Agreement and without reference to or use of any Confidential Information of the disclosing Party; or

(d)	was rightfully obtained by the receiving Party from third parties without a duty of confidentiality.

8.3 Permitted Disclosure. If a Party is requested to disclose all or any part of any Confidential Information of the other Party under a discovery request, a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or governmental agency or legislative body or committee, the Party so requested shall, to the extent practicable and subject to applicable laws, give prompt written notice of such request to such other Party and shall give such other Party the opportunity to seek an appropriate confidentiality agreement, protective order or modification of any disclosure or otherwise intervene, prevent, delay or otherwise affect the response to such request and the receiving Party shall, at such other Party’s expense, cooperate in such efforts.

8.4 Information. Upon termination or expiration of this Agreement, or upon request by the disclosing Party at any time with respect to particular Confidential Information not required by the receiving Party to perform such receiving Party’s obligations under this Agreement, the receiving Party shall (a) return to the disclosing Party all Confidential Information disclosed by such disclosing Party hereunder and all copies thereof that are in the receiving Party’s possession or control, and (b) delete from its computers, databases, and servers any electronic copies of all such Confidential Information to the greatest extent practically possible using reasonable efforts; provided, however, that (i) each Party may retain one (1) copy of any Confidential Information for its internal legal files or the files of its outside counsel, and (ii) the foregoing shall not require a receiving Party to return any Confidential Information that comprises any Intellectual Property rights solely or jointly owned by such receiving Party.

8.5 Publicity. Neither Party shall, without the prior written consent of the other Party or except as otherwise expressly permitted: (a) use in advertising, publicity, or otherwise in connection with the Clariant Products, any trade name, trademark, trade device, service mark, or symbol owned by the other Party; or (b) represent, either directly or indirectly, that any product or service of the other Party is a product or service of such Party, or vice versa. Notwithstanding the foregoing, each Party shall have the right to disclose the existence of the Parties’ relationship under this Agreement to extent such disclosed information has been part of an agreed on press release as set forth below. It is the Parties’ intent to jointly develop and make public a mutually agreed-upon press release concerning their relationship under this Agreement, and each Party shall work with the other in good faith to develop and approve such press release, provided at all times that such press release is subject to the prior written consent of the other Party.

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8.6 Confidentiality of Product Specifications. Without limiting anything in this Article 8 or in the definition of Confidential Information, the Parties acknowledge and agree that the Product Specifications designated as “Confidential Specifications” in Exhibit B are Intellectual Property and Confidential Information of Elevance, but that the Product Specifications designated as “Non-Confidential Specifications” in Exhibit B may be disclosed, without any condition attached thereto, within any business relationship Buyer intends to enter into in regard to the Elevance Products and Clariant Products.

8.7 Survival. The provisions of this Article 8 shall survive any expiration or termination of this Agreement.

9. Representations and Warranties of the Parties.

9.1 Authority. Each Party hereby represents and warrants to the other that such Party has full power and authority to enter into this Agreement, to carry out such Party’s obligations hereunder, and to grant the rights set forth herein, and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of such Party enforceable against such Party in accordance with their terms, subject to applicable laws.

9.2 Elevance Products. Elevance hereby represents and warrants that: (a) Elevance has evaluated the safety of its production and use of the Elevance Products, but that it has not evaluated the safety of the Elevance Products for use in the Field or for use in Clariant Products in the Field, (b) the Elevance Products shall conform to the Product Specifications when tested in accordance with the Testing Methods; (c) Elevance shall be responsible for the accuracy, completeness and correctness of all product information contained or required to be contained on any label, printed package or container for the Elevance Products, (d) Elevance has evaluated the Elevance Products under REACH and has determined that the Elevance Products do not require registration; (e) the monomer substance contained in the Elevance Products does not require registration under REACH; (f) Elevance has and will comply with REACH in all aspects; and (g) Elevance has appointed and will keep appointed an Only Representative.

9.3 Clariant Products. Clariant hereby represents and warrants that: (a) Clariant has evaluated the safety of its use of, or subsequent use or sale of, the Clariant Products in the Field or the Elevance Products sold by Clariant for use in the Field and, except as otherwise provided in this Agreement, assumes all risks and liabilities for any loss, damage or injury to persons or property, resulting from the use or subsequent sale of the Clariant Products in the Field or the Elevance Products sold by Clariant for use in the Field; (b) Clariant shall be responsible for the accuracy, completeness and correctness of all product information contained or required to be contained on any label, printed package or container for the Clariant Products; and (c) Clariant will comply with all applicable laws and regulations and obtain any necessary regulatory approvals or permits in connection with the Clariant Products to the extent not already required for the Elevance Products.

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9.4 Disclaimer of Certain Warranties. TO THE MAXIMUM EXTENT PERMISSIBLE IN LAW, EXCEPT FOR THE WARRANTIES SPECIFICALLY SET FORTH IN THIS ARTICLE 9 EACH PARTY DISCLAIMS ALL OTHER EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE ELEVANCE PRODUCTS AND THE CLARIANT PRODUCTS INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

9.5 Inspection and Remedies. Buyer shall only be obligated to validate actual delivery quantities or transport damages occurred during transportation within ten (10) days after acceptance of delivery and shall request short shipment credits in a timely manner. Elevance shall deliver Elevance Products together with certificates of analyzes and Buyer shall not be obligated to perform testing of Elevance Products of such Elevance Products to assess whether such Elevance Products conform to the applicable Product Specifications; provided, however, that Elevance shall only be liable or responsible for any claims that the Elevance Products do not conform to the applicable Product Specifications for a period of three hundred sixty-five (365) days after delivery to Buyer. During the period of three hundred sixty-five (365) days after delivery of Elevance Product to Buyer by Elevance, Buyer may reject any Elevance Products that fail to meet the requirements of this Agreement prior to any modifications to the Elevance Product. Upon rejection, Buyer shall have the right to take the following actions, at Buyer’s option:

(a)	retain the non-conforming Elevance Products in whole or in part with an appropriate adjustment in the price for the Elevance Products as mutually agreed upon by the Parties, in which case Buyer shall waive any further claims or liabilities with respect to such Elevance Products being non-conforming but in which case such Elevance Products shall count towards the Minimum Volume commitments hereunder;

(b)	replace the non-conforming Elevance Products in whole or in part at Elevance’s sole expense, including all shipping and transportation costs; or

(c)	return the Elevance Products to Elevance at Elevance’s sole expense (or, at Elevance’s option and expense, destroy or dispose of such Elevance Products with a certification of the same to Elevance) with a full refund by Elevance to Buyer of the applicable purchase price of such Elevance Products, in which case such Elevance Products shall not count towards the Minimum Volume Commitments hereunder;

Buyer shall hold rejected goods at its risk and expense for a maximum of forty-five (45) days, after which time the rejected goods will be, at Elevance’s option, returned (or disposed of) at Elevance’s risk and expense. No rejected goods shall be replaced by Elevance until Buyer expressly so requests in writing.

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10. Indemnification.

10.1 Indemnification by Clariant. Clariant or its respective Affiliate, as applicable, shall defend, indemnify and hold harmless Elevance and its Affiliates and its and their officers, directors, employees and legal representatives from all claims, judgments, damages, liabilities, actions, demands, costs, expenses, or losses of whatsoever nature, including reasonable attorneys’ fees and costs, to the extent resulting from, arising out of, or in connection with, any third party claim arising out of or related to: (a) any product liability claim or other claim related to the Clariant Products, including any claim relating to Buyer’s storage, handling, transportation, marketing, sale or resale, use or disposal of the Clariant Products; (b) any product liability claim or other claim related to the repackaging as such or relabeling of Elevance Products by or on behalf of Clariant; (c) any claim resulting from Clariant’s or any Buyer’s refusal or failure to use commercially reasonable good faith efforts to withdraw or recall Clariant Products in a timely fashion after Elevance and Clariant have agreed that any of the Clariant Products need to be recalled or otherwise withdrawn; (d) any claim resulting from any Buyer’s export or sale, directly or indirectly, of any Elevance Product or Clariant Products into any country or jurisdiction where Elevance has not obtained applicable product registrations or approvals with respect to Elevance Products or where Clariant has not obtained applicable product registrations or approvals with respect to Clariant Products to the extent the Clariant Products need other registrations than the Elevance Products; (e) any gross negligence or willful misconduct of Clariant or any Buyer; (f) any claim that the Clariant Products infringe or misappropriate the Intellectual Property rights of any third party; provided, however, that the foregoing indemnification obligation shall not apply to the extent the actual or alleged infringement is of an Indemnified Patent resulting from any Elevance Products; or (g) any violation of any statute, ordinance, or regulation by Clariant or any Buyer.

10.2 Indemnification by Elevance. Elevance shall defend, indemnify and hold harmless Clariant and its Affiliates and its and their shareholders, officers, directors, employees and legal representatives from all claims, judgments, damages, liabilities, actions, demands, costs, expenses, or losses of whatsoever nature, including reasonable attorneys’ fees and costs, to the extent resulting from, arising out of, or in connection with, any third party claim arising out of or related to: (a) any product liability claim or other claim related to the Elevance Products not conforming to the Product Specifications as set forth herein, including any such claim relating to Elevance’s storage, handling, transportation, marketing, sale or resale, use or disposal of the Elevance Products; (b) any gross negligence or willful misconduct of Elevance; (c) any claim resulting from Elevance’s refusal or failure to use commercially reasonable good faith efforts to withdraw or recall Elevance Products in a timely fashion when Elevance and Clariant have reasonably agreed that such Elevance Products need to be recalled or otherwise withdrawn; (d) any claim of infringement or misappropriation of any Indemnified Patent or any Intellectual Property rights of any third party with respect to manufacture or sale of the Elevance Products ordered; provided, however, that the foregoing indemnification obligation shall not apply (i) to the extent the actual or alleged infringement results from any combination of the Elevance Product with any other material or any modification to the Elevance Product, or (ii) in the event of the sale or distribution of any Elevance Product, directly or indirectly, by Clariant or its Affiliates or any of its customers into any country not included on Exhibit E at the time such sale

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or distribution is made, irrespective of whether the applicable country is one that is included in the definition of Indemnified Patents; (d) any violation of any statute, ordinance, or regulation by Elevance; or (e) any claim resulting from Elevance’s failure to obtain or maintain to registrations listed in Exhibit E in accordance with Elevance’s obligations under this Agreement, or (f) any claim resulting from Elevance’s failure to comply with REACH and any costs Clariant or its Affiliates might incur due to REACH registration in its own name resulting from such failure.

10.3 Indemnification Procedures. A Party seeking indemnification under this 10 shall promptly notify the other Party in writing of any action, claim or liability in respect of which such Party or any related indemnified party intends to claim such indemnification. The Party seeking indemnification shall permit, and shall cause its related indemnified parties to permit, the indemnifying Party to settle any such action, claim or liability and agrees to the control of such defense or settlement by the indemnifying Party; provided, however, that such settlement does not adversely affect the indemnified Party’s (or any related indemnified party’s) rights hereunder or impose any obligations on the indemnified Party or any related indemnified party in addition to those set forth herein. The indemnified Party shall not settle any such action, claim or liability without the prior written consent of the indemnifying Party, and the indemnifying Party shall not be responsible for any attorneys’ fees or other costs incurred other than as provided herein. The indemnified Party and its related indemnified parties and their respective employees and legal representatives, shall cooperate reasonably with the indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this Article 10 An indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense for purposes of being advised as to the status or resolution of any claim, in which case the indemnifying Party shall consider in good faith the views of the indemnified Party and its counsel and shall keep the indemnified Party and its counsel reasonably informed of the progress of the defense, litigation, arbitration, or settlement discussions relating to the applicable claim.

10.4 Mitigation. Each Party shall use reasonable commercial efforts to mitigate any damages incurred by it on account of a third party claim subject to indemnification hereunder.

10.5 Insurance. Each Party shall maintain comprehensive general liability insurance, including products liability and contractual liability with a highly rated international insurance company, with a minimum limit of US $5,000,000. On request each Party shall provide the other with a certificate of insurance as evidence of coverage.

11. Limitations of Liability and Disclaimers.

11.1 Limitation on Damages. The liability of each Party and its Affiliates and its and their respective directors, officers, employees, subcontractors, legal representatives, successors, or assigns to the other Party and its Affiliates and its and their respective directors, officers, employees, subcontractors, representatives, successors, or assigns for actual damages (whether a claim therefore is based on warranty, contract, tort (including negligence or strict liability), statute, or otherwise) connected with or arising or resulting from any performance or nonperformance of obligations under this Agreement or otherwise related to this Agreement shall be limited to the aggregate amounts paid to Elevance by Clariant and its Affiliates for purchases of Elevance Products in the twelve (12) months immediately preceding the occurrence of the

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event leading to a Party’s claim for damages (or the annualized aggregate amount paid for Elevance Products in the event that twelve (12) months have not elapsed in the Term when a claim is made). Notwithstanding the foregoing, the foregoing limitation on damages shall not apply to amounts refunded by Elevance to any Buyer hereunder; provided that refunded amounts shall not count towards the calculation of amounts paid by Clariant and its Affiliates to Elevance for purposes of calculating the foregoing liability cap.

11.2 Exclusion of Certain Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS, OR ASSIGNS BE LIABLE TO ANY OTHER PARTY, OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, FOR, AND EACH PARTY HEREBY EXPRESSLY WAIVES RIGHTS TO, ANY INDIRECT, ECONOMIC, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF BUSINESS REVENUE OR EARNINGS, LOSS OF USE, LOSS OF DATA, LOSS OF SAVINGS, LOSSES BY REASON OF COST OF CAPITAL, OR A FAILURE TO REALIZE EXPECTED SAVINGS) DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT, WHETHER OR NOT SUCH DAMAGES COULD REASONABLY BE FORESEEN OR THEIR LIKELIHOOD HAS BEEN DISCLOSED TO THE OTHER PARTY, AND REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), VIOLATION OF LEGAL OR EQUITABLE PRINCIPLE.

11.3 Exceptions. The limitation of liability set forth in Section 11.1 shall not apply to Clariant’s obligation to make any payments to Elevance for Elevance Products or Elevance’s obligation to make any royalty payments under licenses granted. The limitations of liability in Section 11.1 and the exclusion of certain damages in Section 11.2 shall not apply to: (a) the indemnification obligations set forth in Article 10; (b) liabilities (including any related indemnification obligations) caused by, or arising from, a Party’s gross negligence, willful misconduct, intentional breach, fraudulent misrepresentation, fraud or violation of law; (c) either Party’s breach of its confidentiality obligations set forth in Article 8; or (d) Clariant’s breach of Section 2.3.

12. Term and Termination.

12.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated pursuant to any of the grounds of termination specified below, shall expire on the date that is three (3) years after the Patent Filing Date; provided, however, that the Parties shall meet no later than ninety (90) days before each anniversary of the Patent Filing Date to discuss extension or renewal and may, by mutual agreement, extend the term for a renewal period of no less than one (1) year at least ninety (90) days prior to the expiration of the initial three (3) year term or any renewal term. This Agreement shall in any event terminate on the date that is five (5) years after the Patent Filing Date. If the Parties agree not to extend the term of this Agreement prior to its expiration or are unable to agree on renewal terms, or a renewed agreement, Elevance will have the right to exercise rights under the license granted in Exhibit G provided always that Elevance shall not unreasonably refuse to sell Elevance Products to Clariant and/or its Affiliates on mutually agreed upon commercially reasonable terms should they request such supply at a later date.

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12.2 Elective Termination. Subject to Section 6.2 (with respect to Clariant’s elective termination), either Party may elect to terminate this Agreement at any time during the Term by providing at least six (6) months prior written notice to the other Party.

12.3 Termination for Cause. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice of such breach by the non-breaching Party. In addition, either Party may terminate this Agreement with written notice with immediate effect if: (a) the other Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, (iii) is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, or (iv) makes an assignment of all or substantially all of its assets or properties for the benefit of its creditors.

12.4 Survival. The obligations of the Parties under this Agreement that the Parties have expressly agreed shall survive termination or expiration of this Agreement or that, by their nature, would continue beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement for any reason. Without limiting the generality of the foregoing, the licenses granted under Article 6 or Section 12.1 (to the extent a condition to exercise such licenses have been met) shall survive the expiration or termination of this Agreement.

12.5 Remedies Cumulative. The election by a Party to terminate this Agreement in accordance with its terms will not be deemed an election of remedies, and all remedies provided by this Agreement shall be cumulative and shall survive any termination or expiration.

13. Force Majeure Events.

If the performance of this Agreement or any obligations under this Agreement, except the making of required payments, is prevented, restricted, or interfered with by reason of fire, flood, explosion, or other casualty, accident, or act of God; strikes; war, whether declared or not, sabotage; any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency; or any other event beyond the reasonable control of the Parties, the affected Party, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention, restriction, or interference. The affected Party shall use its reasonable efforts to avoid or remove such cause of non-performance or to limit the impact of the event on such Party’s performance and shall continue performance with the utmost dispatch whenever such causes are removed.

14. Dispute Resolution.

14.1 Escalation. The Parties shall first attempt to resolve any dispute relating to this Agreement within the Executive Team, the members of which shall work together in good faith to resolve any such dispute. If the Executive Team is unable to resolve any dispute after good faith efforts to do so or after agreeing that the dispute should be resolved by senior management, the Executive Team shall escalate such dispute to one (1) senior manager of each party, which senior managers shall promptly work together in good faith to resolve such dispute.

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14.2 Arbitration. If the Parties are unable to resolve any dispute relating to this Agreement by negotiation or mediation under Section 14.1 either Party may submit such dispute to binding arbitration administered by the International Chamber of Commerce and each Party hereby consents to such arbitration and waives any right to challenge the jurisdiction of an arbitration panel convened in accordance with the foregoing. All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The arbitration shall be heard and determined by a panel of three (3) arbitrators, each of whom shall be a neutral and disinterested expert having reasonable experience and qualifications to arbitrate a dispute hereunder. The arbitration proceeding shall occur in London, United Kingdom. The resolution of the arbitrator shall be final and binding on the Parties, without right of appeal. Notwithstanding the foregoing, in no event shall any arbitration award provide a remedy beyond those permitted under this Agreement, and any award providing a remedy beyond those permitted under this Agreement shall not be confirmed, no presumption of validity shall attach, and such award shall be vacated. Materials exchanged or submitted under the arbitration and other information related to the arbitration proceeding shall be Confidential Information of the disclosing Party.

14.3 Litigation; Equitable Relief. Notwithstanding Section 14.2, either Party may make a court filing or take whatever actions are necessary at any time to seek an injunction relief where there is a likelihood of immediate and irreparable harm to its interests.

15. General.

15.1 Entire Agreement; Amendment. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, subject to Exhibit G (to the extent a separate license agreement is entered into hereunder in accordance with the terms of Exhibit G), and supersedes all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the Parties, and written or oral representations of either Party with respect to the subject matter of this Agreement, including any proposals, letters of intent or similar communications between the Parties. Notwithstanding the foregoing, the Non-Analysis Agreement and Non-Disclosure Agreement shall continue in full force and effect and shall govern and control with respect to all matters addressed therein except with respect to the supply of Elevance Products as covered by this Agreement. This Agreement shall not be amended or modified except by a written instrument executed by an authorized representative of each Party.

15.2 Notices. Any notice under this Agreement is to be sent by overnight courier or certified or registered mail, return receipt requested, to the address specified below or such other address as the receiving Party specifies in writing, and will be effective upon its mailing as specified.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

To Elevance :	Elevance Renewable Sciences Inc. 175 E. Crossroads Parkway, Bolingbrook, Illinois 60440 Attn: [***] Ph: [***] Fax: [***]

with a copy (which shall not constitute notice) sent to:	Elevance Renewable Sciences Inc. 175 E. Crossroads Parkway, Bolingbrook, Illinois 60440 Attn: [***] Ph: [***] Fax: [***]

To Clariant:	Clariant International AG Rothausstrasse 61, CH4132 Muttenz Switzerland Attn: [***] Ph: CH: [***]; DE: [***] Fax: [***]

with a copy (which shall not constitute notice sent to):	Clariant Produkte Deutschland GmbH Ludwig-Hermann-Str. 100 D-86368 Gersthofen Attn: [***] Ph: [***] Fax: [***]

15.3 Assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any attempted assignment or delegation without such consent will be void. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement without first obtaining the consent of the other Party to (a) an Affiliate, and (b) to a purchaser or successor in connection with a merger, reorganization, or sale (whether by sale of assets, stock or other ownership interests, or otherwise) of all or substantially all of the business to which this Agreement relates; provided that (i) each Party shall provide prompt notice to the other in the event of any such permitted assignment, and (ii) in the case of an acquisition of Elevance, the purchaser or successor is not active in the field of lubricants for plastics.

15.4 Severability. If any provision of this Agreement is determined to be invalid or unenforceable the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon Elevance and Clariant and shall be enforceable and such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable law.

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15.5 Waiver of Default. The failure by either Party to insist upon strict performance of any of the provisions contained in this Agreement shall not constitute a waiver of its rights, at law or in equity, or a waiver of any other provisions or subsequent default by the other Party in the performance or compliance with any of the terms and conditions set forth in this Agreement.

15.6 Relationship of Parties. Each Party is an independent contractor of the other and neither Party nor any employee, agent or contractor of such Party shall be considered a partner, joint venturer, joint employer, principal, agent, or employee of the other Party.

15.7 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of England, excluding that body of law pertaining to conflict of laws.

15.8 Jointly Drafted; Review by Counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to review the Agreement with counsel of their choosing. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

15.9 Further Assurances. Without limiting anything set forth elsewhere in this Agreement, each Party hereby agrees that from time to time, at the request of the other Party and without further consideration, it shall execute and deliver such other documents and take such other actions as the other Party may reasonably request to implement this Agreement.

15.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties, by their respective authorized representatives, have signed this Agreement as of the Effective Date.

ELEVANCE RENEWABLE SCIENCES, INC.

By:	/s/ K’Lynne Johnson
Name:	K’Lynne Johnson
Title:	Chief Executive Officer
Date:	June 17, 2011

CLARIANT INTERNATIONAL AG

By:	/s/ Bernhard Ehrenreich
Name:	Bernhard Ehrenreich
Title:	Vice President and Head of BL Waxes
Date:	June 24, 2011

CLARIANT INTERNATIONAL AG

By:	/s/ Kirsten Müller Kellenberger
Name:	Kirsten Müller Kellenberger
Title:	Corporate Counsel
Date:	June 27, 2011